Exhibit 10.19

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is entered into as of September 1, 2003, by and between Antigenics, Inc., a corporation existing under the laws of Delaware and having its principal place of business at 630 Fifth Avenue, Suite 2100, New York, NY 10111 (“Antigenics”), and Sumitomo Pharmaceuticals Co., Ltd. having its principal place of business at 2-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-8510, Japan (“Sumitomo”).

WITNESSETH:

WHEREAS, Aronex Pharmaceuticals, Inc. of 8707 Technology Forest Place, The Woodlands, Texas 77381- 1191, U.S.A. (“API”) and Sumitomo have executed the License Agreement dated December 12, 2000 regarding the license of US Patent Application Serial No. 06/836,524 owned by Sumitomo (the “Current Agreement”).

WHEREAS, API has paid Sumitomo US$ 500,000 as the first milestone payment pursuant to the Current Agreement;

WHEREAS, as of October 12, 2001, API has assigned to Antigenics all of API’s rights and obligations on the Current Agreement, pursuant to Section 13 thereof;

WHEREAS, Antigenics and Sumitomo are willing to clarify and amend certain terms and conditions of the Current Agreement by amending, restating and superceding the Current Agreement with this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Definitions.

“Subject Patent” means (i) US Patent Application Serial No. 06/836,524, filed March 5, 1986 and any patents issued thereon, and (ii) any divisions, continuations, continuation-in-part, reissues, renewals, extensions thereof.

“Products” means any products covered by any of the Subject Patent, except for any product which contains [**] (“Sumitomo Product”).

“Net Sales” means the gross sales of all the Products covered by a valid claim of an issued Subject Patent sold by Antigenics or its sub-lisensees to third parties in the Territory less (i) all quantity discounts and customary allowances actually granted to such third parties with respect to the sale of the Products, (ii) returns of the Products to Antigenics or its sub-lisensees from its customer by reason of spoiled, damaged or outdated products and (iii) transportation and handling charges, taxes and duties applicable to sales of the Products.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

“Territory” means U. S. A. and its territories and protectorates.

2.	License.

(1)	Sumitomo hereby grants to Antigenics under the Subject Patent except for the treatment of hepatoma(i) an exclusive license to make, have made, use, develop, import and sell [**] (“Antigenics Product”) (ii) an exclusive license but for Sumitomo to make, have made, use, develop, import and sell any other Products than Antigenics Product, in the Territory.

(2)	Upon prior written notice to Sumitomo, which shall specify the identification of the sub-licensee, Antigenics may grant, within the limitations of license granted pursuant to Sub-section (1) above, sub-licenses in respect thereof to any third parties, but every such sub-license shall be subject to all terms and conditions contained in the grant of the license so sub-licensed and shall also contain terms, conditions and obligations requiring such sub-licensee to do such acts as may be necessary or proper to enable Antigenics to observe all the terms and conditions and to perform all the obligations oh Antigenics’ part hereunder. No sub- license shall be granted by any sub-licensee of Antigenics. Any operations of the sub-licensee of Antigenics shall be deemed to be the operations of Antigenics and Antigenics shall account for and be primarily liable for the performance by such sub-licensee of all of its obligations hereunder.

3.	Compensation. In consideration of the license hereunder, Antigenics shall pay the following milestone payments and running royalties to Sumitomo by bank transfer to Sumitomo’s designated account as set forth below.

Milestone Payments

•	[**] within thirty (30) days of acceptance of filing the first regulatory application by Antigenics or its sub-licensee for sales regarding the first Product within the Territory;

•	[**] within thirty (30) days of obtaining by Antigenics or its sub-licensee the first regulatory approval for sales regarding the first Products within the Territory;

•	[**] within thirty (30) days of the earliest fiscal year end of Antigenics when cumulative Net Sales by Antigenics and its sub- licensees altogether in the Territory reaches [**];

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

•	[**] within thirty (30) days of obtaining by Antigenics or its sub-licensee regulatory approval for sale regarding each additional product among the Products within the Territory.

Running Royalty

Within ninety (90) days of each fiscal year end of Antigenics:

•	[**] for the part of annual Net Sales up to [**];

•	[**] for the part of annual Net Sales over [**] up to [**];

[**] for the part of annual Net Sales over [**].

In the event that the Product is sold by Antigenics or its sub-licensee in combination with other active ingredients, the applicable royalty payable by Antigenics shall be reduced proportionately based upon the selling prices of each active ingredient individually as compared to the selling price of the combined active ingredients.

In the event that Antigenics demonstrates to Sumitomo by [**] patent attorneys’ opinions (of different law firms) who have expertise at patent issues in the U.S., that it has to make royalty or other payments to one or more third parties in order for Antigenics or its sub-licensees to practice the Subject Patent for manufacturing, using or selling Product without violating such third parties’ intellectual property rights, Antigenics may offset a total of up to [**] percent of such third-party payments against any royalty payments otherwise due to Sumitomo hereunder subject to Sumitomo’s approval, but in no event shall the royalties payable to Sumitomo be reduced to less than [**] of the amounts otherwise due hereunder. Antigenics shall negotiate in good faith with any such third party at arms’ length with a view to minimizing Antigenics’ financial burden to such third party for which an offset would be allowed hereunder, and the percentage for the reduction from royalties payable to Sumitomo shall be determined through good faith negotiation between Antigenics and Sumitomo.

4.	Taxes. Withholding taxes, if any, levied on any of the above payments may be deducted therefrom, and Antigenics shall furnish to Sumitomo the evidences of the payment of any such taxes for Sumitomo to obtain tax reduction from Japanese government.

5.	Royalty Report. Antigenics shall furnish to Sumitomo within ninety (90) days of its fiscal year a written report showing (i) the Net Sales of all Products sold by Antigenics and its sub-licensees and the running royalty on such Net Sales during the reporting period, broken down by each company, and (ii) withholding taxes set forth in the above paragraph 4.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

6.	Records and Audit .Antigenics shall keep, and shall have its sub-licensees keep, accurate records in sufficient detail to enable the running royalties payable hereunder to be determined for eight (8) years from the year in which such sales occurred. Upon reasonable prior notice, Sumitomo may, at Sumitomo’s expense, and not more that once in each fiscal year for each company, have a public accounting firm examine the records stipulated above during reasonable business hours. Said public accounting firm shall treat as confidential, and shall not disclose any information acquired through the audit.

7.	Patent Infringement by Third Party; Prosecution and Maintenance.

(1)	In the event that a third party infringes or threatens to infringe any of the Subject Patents except for those concerning Sumitomo Product in the territory

Antigenics may, after full consultation with Sumitomo, take any suitable measures including a legal action against such infringement and Sumitomo shall give reasonable assistance (excluding financial assistance) to Antigenics. If Antigenics commences litigation, it shall have the right to sue in Sumitomo’s name as attorney in fact for Sumitomo. Antigenics shall be entitled to a credit against up to [**] of the royalty payments required under paragraph 3 for the amounts paid by it in defending and enforcing the Subject Patent. Any recoveries which Antigenics receives as damages or settlement as the result of such measures shall be first credited to such royalty and the remaining sum, if any, shall be [**] by Sumitomo and Antigenics. Antigenics shall keep Sumitomo reasonably informed as to such infringement and measures, and shall not execute a settlement or compromise on such infringement without prior consent of Sumitomo, which consent shall not be unreasonably withheld or delayed. Sumitomo has the right to participate in or take any such measures at its own discretion and expense.

(2)	Sumitomo shall be responsible for prosecution and maintenance of the Subject Patent, at its expense, and shall keep Antigenics informed thereof. In the event that Antigenics assumes, upon Sumitomo’s request, the prosecution and maintenance of the Subject Patent, it shall be entitled to [**] against royalties due under paragraph 3 above.

8.	Product Liability Antigenics shall indemnify and hold harmless Sumitomo (including its affiliates, employees, agents and representatives) against any and all claims, damages, liabilities, losses, costs and expenses of any kind or nature arising out of or in connection with third party claims or suits relating to the Products made, developed, manufactured, imported or sold by Antigenics or its sub-licensees.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

9.	Term. This Agreement shall become effective on the date first above written and shall remain in full force until the latest expiration date of the Subject Patent. Sumitomo may terminate this Agreement if Antigenics contests the validity of the Subject Patent in any way. In addition, in the event that any sub-licensee [**] the [**] of the Subject Patent in any way, Sumitomo shall have the right to direct Antigenics to [**] the [**] with such sub-licensee by providing written notice to Antigenics. In the event Antigenics fails to [**] such [**] within [**] days of receipt of such notice by Sumitomo, Sumitomo shall have the right to [**] immediately upon written notice to Antigenics.

10.	Termination. Either party may at any time immediately terminate this Agreement, by giving written notice to the other party, upon the happening of any of the following events:

(1)	if the other party makes an assignment of substantially all of its assets for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or reorganization instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property;

(2)	if the other party becomes insolvent, or is unable to pay its debts as and when they fall due;

(3)	if a material default is made by the other party (for Antigenics case, which includes a material default against this Agreement made by sub-licensees) in performance or observance of any provision of this Agreement and such default is not rectified within [**] days after notice specifying the default. For the avoidance of doubt, in the event of a material default of a sub-licensee for which Sumitomo intends to exercise its termination rights hereunder, Sumitomo shall provide written notice to Antigenics, and Antigenics shall have the right to rectify such default by either (a) causing its sub-licensee to rectify such default within the [**] period, or (b) terminating the sub-license agreement within the [**] period if the sub- licensee does not rectify such default.

11.	Early Termination by Sumitomo. In the event this Agreement is terminated by Sumitomo pursuant to Section 10 above prior to expiration (and not for a material default of the sub-licensee), Sumitomo will grant such sub-licensee a direct license to the Subject Patent on terms and conditions that are substantially the same as the applicable terms and conditions contained in this Agreement, and on financial terms no more favorable than those granted to Antigenics pursuant to this Agreement but no less favorable than the financial terms provided to such sub-licensee by Antigenics pursuant to the applicable sub-license agreement. However, Sumitomo shall have no greater obligations to such sub-licensee than the obligations Sumitomo has to Antigenics hereunder. In addition, the sub-licensee shall have obligations to Sumitomo under the direct license that are substantially the same as and at least equal to the obligations Antigenics has to Sumitomo hereunder.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

12.	Entire Agreement. This Agreement constitutes the whole and entire agreement between the parties with respect to the subject matter hereof, and replaces all previous representations, understandings, arrangements or agreements (including without limitation the Current Agreement) given or made by the parties with respect thereto, whether oral or in writing.

13.	Non-assignment. Neither party may assign all or any of its rights under this Agreement without the prior written consent of the other party, which consent must not be unreasonably withheld. Notwithstanding the foregoing, and except in the case described in paragraph 10(1) above, either party may assign this Agreement without such consent to a third party that succeeds to all or substantially all of the assigning party’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement.

14.	Governing Law. This Agreement, including its validity and interpretation, shall be construed and enforced in accordance with the laws of Japan, provided that validity, enforceability and claim interpretation of the Subject Patent shall be governed by the laws of the United States.

15.	Arbitration. Any dispute or controversy between the parties as to the interpretation, enforcement or termination of this Agreement (other than patent disputes or controversies relating to the validity, enforceability and claim interpretation of the Subject Patent), which cannot otherwise be settled by the parties, shall be finally settled by binding arbitration under the Rules of the International Chamber of Commerce to be held at the principal place of business of the party against whom any such action was initiated. Such arbitration proceeding shall be conducted, in English, by a panel of 3 arbitrators appointed in accordance with such rules. The costs of the arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the parties, unless otherwise determined by the arbitrators. Each party shall bear the cost of its own attorneys’ fees and expert fees incurred in such proceedings.

IN WITNESS HEREOF, the parties hereto have executed this Agreement in duplicate by their duly authorized representatives and each party keeps one each.

Accepted:		Accepted:
Antigenics Inc.		Sumitomo Pharmaceuticals Co., Ltd.

By:	/s/ Russell Herndon	By:	/s/ Hiroshi Noguchi
	Russell Herndon		Hiroshi Noguchi, Ph.D.
Title:	President	Title:	Director
Date:	September 19, 2003	Date:	September 1, 2003

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.